Exhibit 99.1

For Immediate Release

McGraw Hill Financial Names Cisco’s Rebecca Jacoby to Board of Directors

NEW YORK, October 23, 2014—McGraw Hill Financial (NYSE: MHFI) announced that its Board of Directors today elected Rebecca Jacoby, Chief Information Officer and Senior Vice President of Cisco (NASDAQ: CSCO), to be a member of the Board, effective immediately.

As Cisco’s CIO, Ms. Jacoby, 53, advances the business through the use of Cisco technology. Under her leadership as CIO since 2006, Ms. Jacoby has made the IT organization a strategic business partner, producing significant business value for Cisco in the form of financial performance, customer satisfaction and loyalty, market share, and productivity.

“Technology and data are essential to creating the credit ratings, benchmarks and deep analytics that our clients and markets around the world depend on every day, and Rebecca brings extraordinary experience in the technology and data world,” said Harold W. McGraw III, Chairman of McGraw Hill Financial.

“Rebecca is an exceptional and innovative business leader who combines a deep understanding of technology with vast experience in global operations. Her talents and background are going to be a significant benefit to McGraw Hill Financial and we are delighted she is joining our Board of Directors,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial.

Ms. Jacoby has held positions of increasing responsibility in technology, operations and manufacturing since joining Cisco in 1995.

Prior to joining Cisco, Ms. Jacoby held a variety of planning and operations positions with other companies in Silicon Valley.

Ms. Jacoby serves on the Board of the Second Harvest Food Bank of Santa Clara County and is a founding member of the Technology Business Management Council. She holds a bachelor’s degree in economics from the University of the Pacific and a M.B.A. from Santa Clara University.

About McGraw Hill Financial:

McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL and J.D. Power. The Company has approximately 18,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contacts:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

(347) 419-4169 (mobile)

jason.feuchtwanger@mhfi.com

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

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